NOTE: Certain portions of this document have been omitted based on a request for confidential treatment. The non-public information has been filed with the Securities and Exchange Commission. Omitted portions are designated with asterisks ("*").





     SPONSORED RESEARCH AGREEMENT


THIS AGREEMENT is made this _____ day of _______________, 1996 ("Effective Date") between Genetics Institute, Inc., a Delaware Corporation having its principal place of business at 87 CambridgePark Drive, Cambridge, Massachusetts 02140 USA ("GI"), and Ixion Biotechnology, Inc., a Delaware corporation, having its principal place of business at 12085 Research Drive, Alachua, FL 32615 ("Ixion").

The parties agree as follows:

1.     Definitions.  The terms are defined as follows:

1.1 "Affiliate" means any person, corporation or other entity which, directly or indirectly, controls, is controlled by, or is under common control with a party and "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding equity of an entity or the right to receive fifty percent (50%) or more of the profits of an entity or the right to control an entity. Notwithstanding the foregoing, American Home
Products Corporation, which holds approximately 63% of the outstanding equity of GI, shall only become an Affiliate of GI upon the giving of written notice by GI to Ixion.

1.2     "Improvements"  shall have the meaning assigned to it in Section
5.1.

1.3 "Invention" means any invention, improvement, discovery, patent application, patent, trade secret, know-how, biological material, data, reagent, or other intellectual property, patentable or unpatentable, first conceived or reduced to practice in the course of the Project Work. "Ixion Invention" means any Invention made solely by employees or consultants of Ixion. "GI Invention" means any Invention made solely by employees or consultants of GI and "Joint Invention" means any Invention made jointly by both parties.

1.4     "IPSC Technology" shall have the meaning assigned to it in
Section 2.

1.5 "Know-How" means all technical and other information relating to, used in, or arising from the Project Work such as (but without limitation) data, formulae, specifications, procedures, tests, genes, plasmids, DNA sequences, vectors, clones, cell lines, cultures, constructions, assay systems, materials and techniques.

1.6 "Patent Rights" means any patents and patent applications owned or controlled by a party in connection with an Invention or relating to any Know-How used in the Project Work.

1.7 "Patent License Agreement" means the Patent License Agreement between Ixion and the University of Florida Research Foundation attached hereto as Exhibit A, and any amendments thereto.

1.8 "Project Committee" means a joint committee composed of two members from each party, including Dr. Peck acting as a consultant or employee on behalf of Ixion and Dr. Wong as an employee of GI.

1.9 "Program Technology" means that portion of the Know-How generated by a party or by the parties under the Project Work.

1.10 "Project Work" means the research activities to be conducted by Ixion as described in Schedule A, as amended by written agreement of the parties from time to time.

1.11     "Research Support Agreement" means the Research Support
Agreement between Ixion and the University of Florida Research
Foundation attached hereto as Exhibit B.

1.12     "ROFR Rights" shall  have the meaning assigned to it in Section
5.2.

1.13 "UF Patent Rights" means all of the patent rights licensed to Ixion from the University of Florida Research Foundation, Inc.
pursuant to the Patent License Agreement and/or the Research
Support Agreement.

2. Background. Dr. Ammon B. Peck has identified a method for growing in vitro Islet Progenitor/Stem Cells (also known as "Islet Producing Stem Cells" in the Research Support Agreement) and related technology (the
"IPSC Technology") which are claimed in the UF Patent Rights. GI is experienced in cloning and expressing novel proteins, and has the research and technical capabilities to develop, manufacture and market recombinant proteins for therapeutic use. Ixion has entered into the Sponsored Research Agreement and the Patent License Agreement with the University of Florida and the University of Florida Research Foundation to fund certain further research of the IPSC Technology by Dr. Peck. GI wishes to sponsor the Project Work at Ixion directed to: (A) validation of the IPSC Technology and (B) understanding differentiation of pancreatic stem cells and/or progenitor cells, as further described in Schedule A. This may result in Inventions by Ixion employees or consultants, GI employees or consultants, or inventors representing both parties in which patent applications may be filed under this Agreement.

3.     The Sponsored Research.

3.1 The Project Work. Ixion agrees to conduct the Project Work described in Schedule A. Dr. Peck shall act as an employee or consultant to Ixion in Ixion's performance of the Project Work hereunder. The term for performance of the Project Work shall be twelve (12) months, unless extended pursuant to Section 3.2.

3.2 Extensions. In order to complete the Project Work, GI may, at its option, extend the term for performance of the Project Work for up to two (2) additional six month periods by giving notice of extension no later than ninety (90) days prior to the expiration of the then-current term of the Project Work. Separate extensions may be made for cell transplantation work or work relating to the understanding of differentiation or extensions for both areas may be made.

3.3 Records, Communication, Access to Facilities. Ixion shall keep written records and provide written progress reports (as provided for below in Section 3.4) and communicate regularly to discuss the progress of the Project Work. Ixion shall keep separate lab notebooks dedicated solely to the work being performed in the course of the Project Work. The Project Committee, which shall be responsible for overseeing the Project Work, shall meet at least four times annually and ad hoc as necessary. The Project
Committee will approve the plan for Project Work and any revisions thereto. Each party will allow the other party access to laboratories and facilities at which the Project Work is being carried out and to the dedicated lab notebooks and any other written records relating to the Project Work as may be reasonably necessary.

3.4 Research Funding. Ixion shall perform the Project Work in return for the payments set forth below:

(a) ******** upon execution of this Agreement.

(b) ******** upon invoice following receipt of an interim written progress report at the end of the fourth month of the Project Work.

(c) ******** upon invoice following receipt of an interim written progress report at the end of the eighth month of the Project Work.

(d) ******** upon invoice following receipt of a final (or interim, in the event of any extension) written progress report at the end of the twelfth month of the Project Work.

(e) ******** upon invoice at the beginning of each six month extension of the term of the Project Work relating to understanding differentiation.

(f) ******** upon invoice following receipt of each final six month extension report relating to understanding differentiation.

(g) ******** upon invoice at the beginning of each six month extension of the term of the Project Work relating to cell transplantation.

(h) ******** upon invoice following receipt of each final six month extension report relating to cell transplantation.



4.     Intellectual Property.

4.1 Ownership of Intellectual Property. Ixion shall own all Patent Rights, Program Technology and Inventions developed solely by its employees or consultants, and/or shall have exclusive license rights to all Patent Rights, Program Technology and Inventions developed solely by employees of the University of Florida conducting sponsored research pursuant to the Research Support Agreement. GI shall own all Patent Rights, Program Technology and Inventions developed solely by its employees or consultants.
Ixion and GI shall jointly own all Patent Rights, Program
Technology and Inventions developed jointly by employees or consultants of Ixion and by employees or consultants of GI.
Promptly after the making of an Invention by any person or persons engaged in work on the Project Work, each Party shall disclose full details of such Invention (whether by GI or Ixion), to the Project Committee and such person shall make available to the parties to this Agreement all Know-How relating thereto, subject to the confidentiality and use restrictions contained in this Agreement. For the purpose of this Section GI employees and consultants shall be deemed to be "engaged in work on the Project
Work" to the extent such employees or consultants (a) make scientific contributions to Ixion hereunder, or (b) use Ixion Confidential Information.

4.2 GI to File Patent Applications. Any patent applications that in the reasonable business and legal judgment of GI are considered necessary to protect the proprietary positions of the parties will be prepared, filed and paid for by GI. Inventorship will be determined by legal standards and each named inventor will assign his or her rights to his or her institution or employer. GI will use all reasonable efforts to provide Ixion copies of relevant correspondence relating to these applications in sufficient time for Ixion, at its own expense, to review and comment. Ixion shall have full rights of consultation with GI's patent counsel with respect to any patents or patent applications covering Ixion
Inventions or Joint Inventions and GI shall reasonably consider
Ixion's comments and requests made by Ixion with regard to such patent applications or issued patents. In the event GI does not exercise its option for an exclusive license pursuant to Section
5.1 regarding Patent Rights in which Ixion has an ownership interest, Ixion may elect, upon notice to be given to GI within 30 days, to assume responsibility for the prosecution of such Patent
Rights whereupon Ixion shall become obligated to refund to GI the reasonable costs and expenses GI has incurred in prosecuting, maintaining or enforcing such Patent Rights. Ixion may reimburse
GI for any of such costs pertaining to Patent Rights owned jointly by GI and Ixion in cash or stock in Ixion (valued at fair market value at the time of reimbursement), at Ixion's option.
Reimbursement of GI by Ixion for solely owned Ixion Patent Rights shall be in cash, on an installment basis over a period not to exceed thirty-six (36) months. The rate of reimbursement shall not exceed the costs Ixion would or has generally incurred for retention of outside patent counsel on similar patent matters. If
Ixion does not elect to assume prosecution of any such Patent
Rights, Ixion shall assign all right, title and interest in such inventions to GI and GI shall have no further obligations to Ixion with respect thereto.

4.3 Prosecution of UF Patent Rights. GI will advise and consult with Ixion regarding the prosecution of the UF Patent Rights and shall reimburse Ixion for all reasonable expenses incurred by Ixion after the Effective Date in connection with such prosecution in the following countries: United States, European Patent Convention Countries, Japan, Canada, Mexico, Australia, Korea, and any other country agreed to in writing by GI. In the event that GI does not exercise its option for an exclusive license pursuant to
Section 5.1, Ixion shall reimburse GI for any such expenses paid by GI pursuant to this Section 4.3 in cash, on an installment basis over a period not to exceed thirty-six (36) months.

4.4 Ixion's Right to File Patent Applications. If GI chooses not to file or maintain in any country an application or patent or particular claims thereunder on Inventions jointly developed or solely developed by Ixion, it shall give notice to Ixion and Ixion will retain the right to file or maintain such application or patent in that country at Ixion's expense, as long as the parties have not previously agreed that the absence of a patent in that country is mutually beneficial. If GI chooses not to file or maintain any such patent, then the following rules shall apply:

(a) If the Invention is an Ixion Invention, GI shall forfeit all rights hereunder to such Invention and patent rights in any country, including without limitation, its rights under
Section 5 hereof, unless GI reimburses Ixion for all of Ixion's expenses in filing or maintaining such patent rights in such country.

(b) If the Invention is a Joint Invention, GI shall forfeit all rights hereunder (and Ixion shall be the sole owner thereof) to such Invention and patent rights in any country, including without limitation, its rights under Sections 4.5 and 5 hereof, unless GI reimburses Ixion for one-half (1/2) of Ixion's expenses in filing or maintaining such patent rights in such country during the term of this Agreement.
In addition, if GI ceases to pay for one-half of such expenses after the term of this Agreement, Ixion shall then become the sole owner of such Invention.

(c) GI shall have the right to decide to reimburse Ixion pursuant to paragraph (a) or (b) at any time prior to the expiration of the option period set forth in Section 5.1
(b). In the event GI so reimburses Ixion, then such Invention and patent rights shall be included in any license resulting from the procedures set forth in Section 5.


4.5 Joint Invention License. In the event GI fails to exercise its option for an exclusive license under Section 5.1 and continues to reimburse Ixion for one-half of the expenses in filing and maintaining any particular joint patent right, each party hereby grants to the other party a worldwide, non-exclusive license, with the right to sublicense, under and to the granting party's undivided one-half interest in any such Joint Inventions.
5.     Option Rights.

5.1     Option and Exercise Fee.

(a) Ixion grants to GI a first option to obtain an exclusive, worldwide, royalty-bearing license, with the right to sublicense, to any or all of Ixion's interests (except to the extent excluded by Section 4.4) in the IPSC Technology, the UF Patent Rights, Know-How and any improvements made by Ixion thereto ("Improvements"), including without limitation, the Program Technology, Patent Rights, Ixion Inventions, Joint Inventions and other inventions and developments made by Ixion during the term for performance of the Project Work (including extensions thereof) and regardless of whether such improvements are made in the course of the GI sponsored Project Work; provided, however, that with respect to Improvements made outside the course of the Project Work, only Improvements relating to the treatment of diabetes shall be included. Upon expiration or termination of the relevant term for performance of the Project Work or any extension pursuant to Section 3.2, Ixion shall disclose to GI in reasonable written detail all such Improvements made outside the course of performing the Project Work along with delivery of the applicable final progress report under Section 3.4. Upon request, Ixion shall also deliver to GI the cell line, or other biological materials, reasonably necessary, and solely for the purpose of, evaluating the offer.

(b) GI's option must be exercised by GI by written notice to Ixion no later than ninety (90) days following receipt by GI of the applicable final report under Section 3.4, the supplemental Improvements information under Subsection
5.1(a), and the biological materials requested by GI under Subsection 5.1(a). GI shall evaluate the offer during such ninety (90) day period.

(c) No later than ten (10) days following the exercise of the option by GI, Ixion shall, in good faith, offer commercial terms to GI for such license. In the event there are Improvements relating to the treatment of diabetes made by Ixion other than in performance of the Project Work, such Improvements shall be offered as a package with the other rights, and the rights set forth in Section 5.1 (a) without such Improvements shall also be offered under separately identifiable terms and conditions. GI and Ixion shall then diligently negotiate in good faith and with a view to entering into a definitive license agreement no later than ninety (90) days following the expiration of the ninety (90) day evaluation period or receipt of Ixion's offer, whichever is later.

(d) If Ixion completed the Project Work on or before 12 months following the Effective Date, GI shall pay Ixion ******** upon exercise of the option.

(e) In addition, in the event Ixion develops any potential use of the IPSC Technology, the UF Patent Rights, the Know-How, or the Improvements which is useful in any area other than the treatment of diabetes ("Non-Diabetes Technology"), then if Ixion wishes to have such matter separately considered for licensing hereunder, it may give notice thereof to GI at any time. If Ixion does not give such notice, the Non-
Diabetes Technology shall be included in the information disclosed to GI pursuant to paragraph 5.1(a) and will be subject to paragraphs 5.1(b) and 5.1.(c). If Ixion gives such separate notice, GI shall have an option to obtain an exclusive, worldwide, royalty-bearing license, with the right to sublicense, to any or all of Ixion's interest in the Non-Diabetes Technology. GI's option under this Subsection must be exercised by GI by written notice to Ixion no later than ninety (90) days following receipt by GI of (a) the applicable notice, and (b) a disclosure in reasonable detail of such Non-Diabetes Technology
(including, if requested by GI, any cell lines or biological materials reasonably necessary, and solely for the purpose of, evaluating the offer), whichever is later. GI shall evaluate the offer during such ninety-day period. No later than ten days following the exercise of the option by GI, Ixion shall offer commercially reasonable terms to GI for a license to the Non-Diabetes Technology. GI and Ixion shall then diligently negotiate in good faith with a view to entering into a definitive license agreement for the Non-
Diabetes Technology no later than ninety (90) days following the expiration of the ninety (90) day evaluation period or receipt of Ixion's offer, whichever is later. If the parties do not enter into an agreement, GI shall have no further rights with respect to such matter, and Section 5.2 shall not apply thereto.

5.2     Right of First Refusal.

(a) In the event GI and Ixion are unable to reach agreement and enter into a definitive license agreement within the ninety (90) day period for negotiation under Section 5.1(c), then Ixion shall be free to offer such rights to unrelated third parties subject to the terms of this Section. Improvements which are made by Ixion other than in performance of the Project Work are not subject to the requirements of this Section, and this Section shall only apply to the other rights required to be offered by Ixion to GI under Section 5.1 (the "ROFR Rights").

(b) Ixion shall not license a third party to make, have made, use, sell or distribute, or otherwise commercialize the ROFR Rights on terms, taken as a whole, which are more favorable to such third party than the terms last offered to GI. Both parties recognize that in evaluating the favorability of licensing terms, numerous factors need to be taken into account and given appropriate weight, including without limitation, the amount of upfront payments, the amount and timing of subsequent payments, the royalty rate(s), the definition of territory, the purpose and pricing of equity, the identity, experience and market position of the other party in the relevant markets, and the contribution of patent or other intellectual property rights material to the commercial success of Ixion. Moreover, GI agrees that patent rights or other consideration that Ixion receives in return for the rights granted by Ixion should also be assigned reasonable value. However, if a reasonable person is unable to compare a proposed offer to a third party to a prior offer made to GI by Ixion due to differences in the structure or terms of the offers for the purpose of determining whether the proposed third party offer is or is not more favorable to such third party, then Ixion shall offer GI such new terms to pursuant to Subsection (c), below.

(c) At any time before signing an agreement with a third party on terms, taken as a whole, which are (i) more favorable to such third party than the last offer to GI, or (ii) cannot be reasonably compared as described in Subsection (b), Ixion shall offer such terms to GI, and GI shall have thirty (30) days to accept such terms by written notice to Ixion and the parties shall upon such acceptance promptly enter into a definitive agreement containing such terms.

5.4 No Other Rights. Neither party shall have any rights to the inventions, patent rights, technology or know-how of the other party except as expressly set forth herein.


6.     Warranties and Restrictions.

6.1 Ownership of Intellectual Property, Absence of Restrictions. Ixion represents and warrants that, to the best of its knowledge, all right, title and interest in the IPSC Technology and UF Patent Rights furnished by them are vested in Ixion or the University of
Florida Research Foundation.   Ixion represents and warrants that
the Research Support Agreement and the Patent License Agreement are in full, force and effect, and that it has the requisite authority to enter into and perform its obligations and the activities under this Agreement. Ixion represents and warrants that it has no knowledge of any obligations or duties to any third party, including without limitation, the University of Florida or the University of Florida Research Foundation, or other conflicts of interest which may conflict with its performance of this Agreement, and the grant of the option rights hereunder. For the purpose of this Section, knowledge of Dr. Amon Peck, Mr. Weaver Gaines, Dr. Sharon Ogden or Dr. Stephen Maddock shall be imputed to Ixion.

      6.2 Exclusivity. Ixion agrees not to perform discovery research on the IPSC Technology on behalf of any third party during the term of performing the Project Work and prior to the expiration or termination of the option rights under Section 5.1, but is not restricted from collaboration with academic or non-commercial investigators or otherwise limited with regard to its discovery research program. Ixion agrees not to perform discovery research utilizing any Program Technology or Know-How owned solely by GI except in the course of performing the Project Work. All IPSC
Technology shall be furnished to such academic or non-commercial investigators under the terms of an agreement which is not materially different than a form which has been previously approved in writing by GI.

6.3 University of Florida Agreements. Ixion agrees to fully comply with the material terms and conditions of the Patent License
Agreement and the Research Support Agreement, and to indemnify and defend GI against any expenses, costs, claims or liabilities incurred by GI in connection with any breach thereof by Ixion.
Ixion agrees to immediately notify GI of receipt of any default notices under such agreements, to provide GI with the opportunity to intervene and cure such defaults, in GI's sole discretion, and shall use all reasonable efforts to obtain the consent of the University of Florida and the University of Florida Research
Foundation that Ixion shall have the right to grant to GI the right to cure any such defaults by Ixion prior to any termination thereof.

7.     Confidentiality and Publications.

7.1 Confidentiality. The parties will maintain the confidential information and materials of the other party in confidence for a period of five (5) years following termination of the performance of the Project Work, and will not divulge, use or distribute the information or materials to others without the written permission of the other disclosing party, except pursuant to the terms and objectives of this Agreement. This obligation does not apply to any information that:

(a) was known or used by the receiving party prior to its date of disclosure to the receiving party, as evidenced by the prior written records of the receiving party; or

(b) either before or after the date of disclosure to the receiving party, is lawfully disclosed to the receiving party by an independent, unaffiliated third party rightfully in possession of the information which has the right to make the disclosure; or

(c) either before or after the date of disclosure to the receiving party, becomes published or generally known to the public through no fault or omission of the receiving party;

provided that if any such information is required to be disclosed by the receiving party to comply with applicable laws, the other party shall be notified and given the opportunity to intervene and protect its rights, and such disclosure shall be deemed to be authorized hereunder.

7.2 Publications. The parties agree that any proposed publications resulting from the Project Work, including abstracts for public oral presentations, shall be submitted to the other party prior to submission to a journal or third party. Any proposed submission will be delayed no more than sixty (60) days for the purposes of preparing patent applications on information contained therein, if in the reasonable judgement of GI or Ixion, such patent applications are considered necessary. If, in the reasonable judgment of GI or Ixion, the application cannot be completed within the sixty (60) day period, then GI or Ixion may request a thirty (30) day extension, which shall not be unreasonably withheld by the publishing party.

7.3 Authorship. Any publications based on research performed under this Agreement will acknowledge authorship according to general scientific procedures for such publications.

8.     Termination.

8.1 Termination for Cause. Either party may terminate this Agreement for cause at any time upon thirty (30) days prior written notice to the other party, which notice shall specify the alleged breach in reasonable detail. "Cause" shall mean material breach by a party of this Agreement where such breach, if curable, is not remedied within such thirty (30) day period, and the thirty
(30) day period shall have passed after the receipt of such notice during which the defaulting party fails to cure such specific breach.

8.2 Effect of Termination. Upon termination, neither Ixion nor GI shall have any further obligations under this Agreement, except for (a) liabilities accrued through the date of termination and
(b) the obligations which by their terms survive termination, including, without limitation, the applicable confidentiality
provisions, shall survive termination.   Upon termination of this
Agreement or, in the event that GI does not exercise its option for an exclusive license pursuant to Section 5.1 upon expiration of this Agreement, (i) Ixion shall promptly return to GI all Confidential Information and Know-How of GI and any copies thereof which are not jointly owned by Ixion; (ii) GI shall promptly return to Ixion all Confidential Information and Know-How of Ixion and any copies thereof which are not jointly owned by GI; and
(iii) except as provided in Section 4.5, neither party shall have any further rights to use any such Confidential Information or Know-How or any patent rights relating thereto of the other party for any purpose whatsoever.

9.     Miscellaneous.

9.1 Liability for Damages. Each Party will be liable for any damages incurred by it that occur in the course of this contract whether resulting from its own negligence or not. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY
MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT
LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH RESPECT TO THE MATERIALS OR INFORMATION FURNISHED BY A PARTY UNDER THIS
AGREEMENT. Neither party will be liable for any consequential, incidental or special damages except for a breach of Section 7.
9.2 No Publicity. Upon execution hereof, Ixion may issue a press release describing this Agreement in a form satisfactory to GI in the exercise of its reasonable judgment. Otherwise, except as required by law, neither party will originate any publicity relating to the other party without prior written approval of the other party, which approval shall not be unreasonably withheld.

9.3 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

9.4 Assignment. Neither this Agreement nor any of its contract rights or obligations may be assigned by a party without the prior written consent of the other parties, except to a party who acquires substantially all of the business of the assigning party.

9.5 Applicable Law. This Agreement will be interpreted in accordance with the laws of the Commonwealth of Massachusetts.

9.6 Entire Agreement. This Agreement supersedes all prior agreements, written or oral, between the parties relating to the same subject matter and cannot be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties.

9.7 Notice. Any notice or other communication regarding this Agreement shall be in writing and delivered to the addressee at the following address:

If to GI:
Genetics Institute, Inc.
87 CambridgePark Drive
Cambridge, MA 02140 USA
ATTN:  General Counsel

If to Ixion:          Ixion Biotechnology, Inc.
12085 Research Drive
Alachua, FL 32615
ATTN: President



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in their names by their duly authorized representatives as of the effective date.


GENETICS INSTITUTE, INC.


By: _________________________________     Date: ___________________

Name: ______________________________

Title: _______________________________


IXION BIOTECHNOLOGY, INC.


By: _________________________________     Date: ___________________

Name: ______________________________

Title: _______________________________


l:\collab\ixionbio.530


     Schedule A

This Schedule sets out the details of the Project Work.












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